Exhibit 99.1

May 30, 2023

Osisko and Glencore Receive Australian Foreign Investment Review Board Approval for Investment in Metals Acquisition Corp

•	Metals Acquisition Corp. (NYSE: MTAL.U) (“MAC” or the “Company”) is pleased to announce that both Osisko Bermuda Limited, a wholly-owned subsidiary of Osisko Gold Royalties (“Osisko”) and Glencore have received approval from the Australian Foreign Investment Review Board (“FIRB”) for their investment in Metals Acquisition Corporation as part of the proposed acquisition of the CSA Copper Mine (“CSA”).

•	FIRB approval is a Condition Precedent to the acquisition of CSA from Glencore as announced by MAC on March 17, 2022.

Commentary

Mick McMullen, MAC CEO, said: "We are pleased to inform our shareholders that Osisko and Glencore have satisfied these key conditions precedent under the CSA acquisition agreement and streaming funding agreement respectively as we work towards obtaining shareholder approval and closing the transaction."

These latest approvals are in addition to MAC’s own FIRB approval which it received on August 29, 2022 (refer to MAC’s press release dated September 6, 2022 for further information). As a result, the transaction is not subject to any further Australian foreign investment approvals.

Mick added: “This is another significant milestone for MAC as it nears the close of the transaction. We encourage all shareholders to vote FOR the transaction on June 5, 2023.”

CSA is a producing, high-grade, underground copper mine located in the Tier 1 mining jurisdiction of western New South Wales, Australia. It has been in operation since 1967.

About Metals Acquisition Corp.

MAC was formed as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by Mick McMullen (Chief Executive Officer), Jaco Crouse (Chief Financial Officer) and Dan Vujcic (Chief Development Officer). The Company is focused on green-economy metals and mining businesses in high quality, stable jurisdictions.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, MAC has filed a registration statement, including a proxy statement/prospectus with the SEC. MAC's shareholders and other interested persons are advised to read the proxy statement/prospectus as well as other documents filed with the SEC in connection with the proposed business combination, as these materials contain important information about CSA, MAC, and the proposed business combination. The proxy statement/prospectus and other relevant materials for the proposed business combination were mailed to shareholders of MAC as of a record date of May 5, 2023 established for voting on, among other things, the proposed business combination. Shareholders can obtain copies of the proxy statement/prospectus and other documents filed with the SEC that are incorporated by reference therein, without charge at the SEC's website at www.sec.gov, or by directing a request to: investors@metalsacqcorp.com. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

MAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MAC's shareholders with respect to the business combination. MAC stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of MAC in MAC’s final prospectus filed with the SEC on July 30, 2021 in connection with MAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to MAC’s shareholders in connection with the proposed business combination is set forth in the proxy statement/prospectus for the proposed business combination. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the proxy statement/prospectus filed with the SEC.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Mick McMullen

Chief Executive Officer

Metals Acquisition Corp.

+1 (817) 698-9901

Dan Vujcic

Chief Development Officer

Metals Acquisition Corp.

+61 451 634 120